EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Quarterly Earnings of $12.5 Million, With Assets Exceeding $3.8 Billion

BETHESDA, Md., April 23, 2014 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record quarterly net income of $12.5 million for the quarter ended March 31, 2014, an 8% increase over the $11.6 million net income for the quarter ended March 31, 2013. Net income available to common shareholders for the quarter ended March 31, 2014 increased 8% to $12.4 million ($0.48 per basic common share and $0.47 per diluted common share), as compared to $11.4 million ($0.45 per basic common share and $0.44 per diluted common share) for the same period in 2013.

Per share amounts for all prior periods have been adjusted to reflect the 10% stock dividend distributed on June 14, 2013.

"We are pleased to report another quarter of record earnings, together with continued strong and balanced financial performance," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. "The Company's net income has increased each quarter since the fourth quarter of 2008." Mr. Paul added, "For the first quarter of 2014, the Company's performance was highlighted by growth in total revenue, by growth in both loans and deposit balances, by an expanded net interest margin from an already very favorable level, by a continued trend of lower net charge-offs and by increased levels of activity and revenue from the Bank's SBA lending unit. Additionally, the Company has been able to continue posting an efficiency ratio that compares very favorably to peer banking companies."

For the first quarter of 2014, total loans grew 4% over December 31, 2013, and were 20% higher at March 31, 2014 than March 31, 2013. For the first quarter of 2014, total deposits increased 1% over December 31, 2013, and were 16% higher at March 31, 2014 than March 31, 2013. The net interest margin was 4.45% for the first quarter, 5 basis points higher than the fourth quarter of 2013, and 25 basis points higher than the first quarter of 2013. Mr. Paul added, "The continuing emphasis on disciplined pricing for both new loans and funding sources together with a favorable loan to deposit ratio has resulted in a more favorable net interest margin position at March 31, 2014."

Total revenue (net interest income plus noninterest income) for the first quarter of 2014 was $44.5 million or 4% above the $42.6 million of total revenue earned for the first quarter of 2013 and was 3% above the fourth quarter of 2013 total revenue of $43.0 million.

The Company was able to grow its net interest income for the first quarter of 2014 at a substantial rate of 16%, as compared to the first quarter in 2013 ($40.0 million versus $34.5 million), effectively outpacing lower total noninterest earnings attributable primarily to much lower levels of residential mortgage originations and sales, and achieved 3% growth in net interest income in the first quarter of 2014 as compared to the fourth quarter of 2013 ($40.0 million versus $38.7 million).

For the first quarter of 2014, revenue from residential mortgage banking net interest income and fees was 2.96% of total revenue versus 12.83% of total revenue for the first quarter of 2013. The Company assesses its residential mortgage lending unit on an ongoing basis in light of changes in current and projected market conditions, and adjusts the scope of the unit accordingly. Mr. Paul emphasized that, "The Company continues to focus its activities on generating spread income, while also looking to residential mortgage banking as a component of the Company's ongoing growth. Purchase money residential mortgage activity has been increasing in the Company's market area and Eagle is committed to participating in that improved business activity."

Asset quality measures were very solid at March 31, 2014, in spite of an $11.6 million increase in loans classified as nonperforming. Net charge-offs in both dollars and as percentage of average loans declined for the fifth consecutive quarter, to 0.11% for the first quarter of 2014. The $11.6 million increase in nonperforming loans relates primarily to one large commercial loan relationship totaling $11 million which was placed on nonaccrual in March 2014. The borrower underlying the credit is deceased and the Company has been actively working to finalize collection of the outstanding loan balance. The Company believes it is adequately reserved on this relationship. Taking into account the level and details of nonperforming loans and portfolio delinquencies, lower net charge-off trends and consistent loan loss provisioning resulted in the allowance for loan losses ($42.0 million) ending March 31, 2014 at 1.37% of total loans and 116% of total nonperforming loans as compared to 1.39% of total loans and 166% of nonperforming loans at December 31, 2013, and 1.52% of total loans and 138% of nonperforming loans at March 31, 2013.

Mr. Paul noted that, "For the first quarter of 2014, the Company's operating cost management remained strong." The efficiency ratio of 51.94% reflects management's determined, continuous efforts to control costs while not inhibiting growth or our ability to service our customers. Mr. Paul further noted the favorable level of noninterest expenses to average assets of 2.50%. "We will maintain strict oversight of costs, while retaining an infrastructure that maximizes our ability to not just remain competitive, but to grow."

At March 31, 2014, total assets were $3.80 billion, compared to $3.32 billion at March 31, 2013, a 14% increase, and $3.77 billion at December 31, 2013, a 1% increase. Total loans (excluding loans held for sale) were $3.06 billion at March 31, 2014 compared to $2.55 billion at March 31, 2013, a 20% increase, and $2.95 billion at December 31, 2013, a 4% increase. Total deposits were $3.27 billion at March 31, 2014, compared to deposits of $2.81 billion at March 31, 2013, a 16% increase, and $3.23 billion at December 31, 2013, a 2% increase. Loans held for sale amounted to $21.9 million at March 31, 2014 as compared to $132.7 million at March 31, 2013, an 84% decrease, and to $42.0 million at December 31, 2013, a 48% decline.

The investment portfolio totaled $387.8 million at March 31, 2014, a 22% increase from the $318.4 million balance at March 31, 2013. As compared to December 31, 2013, the investment portfolio at March 31, 2014 increased by $9.7 million, a 3% increase. Total borrowed funds (excluding customer repurchase agreements) were $39.3 million at March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

Total shareholders' equity increased to $410.4 million at March 31, 2014, compared to $361.9 million and $393.9 million at March 31, 2013 and December 31, 2013, respectively, primarily reflecting growth in retained earnings. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 13.04% at March 31, 2014, as compared to a total risk based capital ratio of 12.50% at March 31, 2013 and 13.01% at December 31, 2013. In addition, the tangible common equity ratio (tangible common equity to tangible assets) increased to 9.22% at March 31, 2014, from 9.08% at March 31, 2013 and 8.86% at December 31, 2013.

At March 31, 2014, the Company's nonperforming assets amounted to $45.1 million, representing 1.19% of total assets, compared to $33.9 million nonperforming assets, or 0.90% of total assets at December 31, 2013 and $37.4 million of nonperforming assets, or 1.12% of total assets at March 31, 2013. As noted above, the increase in nonperforming assets in the first quarter of 2014 was due to one large commercial loan relationship ($11.0 million) that was placed on nonaccrual status in March 2014. Collection is being actively pursued and management believes it has fully reserved for any potential loss at March 31, 2014. Management continues to remain attentive to early signs of deterioration in borrowers' financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.37% of total loans (excluding loans held for sale) at March 31, 2014, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses represented 116% of nonperforming loans at March 31, 2014, as compared to 138% at March 31, 2013 and 166% at December 31, 2013. The decrease in the allowance for credit losses as a percentage of total loans at March 31, 2014, as compared to December 31, 2013 (from 1.39% to 1.37%), is due to substantial loan growth in the first quarter of 2014, and overall improved credit quality in the loan portfolio at March 31, 2014.

For the three months ended March 31, 2014, the Company reported an annualized return on average assets ("ROAA") of 1.36% as compared to 1.39% for the three months ended March 31, 2013. The annualized return on average common equity ("ROAE") for the quarter ended March 31, 2014 was 14.38%, as compared to 15.29% for the quarter ended March 31, 2013. The lower ROAA and ROAE ratios for first quarter of 2014 as compared to 2013 was due primarily to a decrease in the level of noninterest income attributable substantially to lower levels of residential mortgage refinancing activity.

Net interest income increased 16% for the three months ended March 31, 2014 over the same period in 2013, resulting from both growth in average earning assets of 9% and an expanded net interest margin for the three months ended March 31, 2014. The net interest margin was 4.45% as compared to 4.20% for the three months ended March 31, 2013. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing its loan portfolio yield to 5.45% for the first quarter of 2014 has been a significant factor in its overall profitability.

The provision for credit losses was $1.9 million for the three months ended March 31, 2014 as compared to $3.4 million for the three months ended March 31, 2013. The lower provisioning in the first quarter of 2014, as compared to the first quarter of 2013, is due to a combination of lower net charge-offs, and overall improved asset quality in the loan portfolio. Net charge-offs of $837 thousand in the first quarter of 2014 represented an annualized 0.11% of average loans, excluding loans held for sale, as compared to $2.0 million or an annualized 0.33% of average loans, excluding loans held for sale, in the first quarter of 2013, a 59% decline. Net charge-offs in the first quarter of 2014 were attributable primarily to construction loans ($544 thousand) and home equity and consumer loans ($224 thousand).

Noninterest income for the three months ended March 31, 2014 decreased to $4.5 million from $8.1 million for the three months ended March 31, 2013, a 45% decrease. This decrease was primarily due to substantially lower gains on the sale of residential mortgage loans of $4.3 million (due to lower origination volume), partially offset by an increase in income from sales of SBA loans of $541 thousand and higher income from Bank Owned Life Insurance of $220 thousand. There were $8 thousand of investment securities gains recorded for the first quarter of 2014, as compared to investment securities gains of $23 thousand for the first quarter of 2013.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, remained favorable at 51.94% for the first quarter of 2014, as compared to 48.56% for the first quarter of 2013. As a percentage of average assets, total noninterest expense increased slightly to 2.50% for the first quarter of 2014 as compared to 2.49% for the same period in 2013. Noninterest expenses totaled $23.1 million for the three months ended March 31, 2014, as compared to $20.7 million for the three months ended March 31, 2013, a 12% increase. Cost increases for salaries and benefits were $2.4 million, due primarily to officer merit increases and to discretionary bonuses. Premises and equipment expenses were $289 thousand higher, due to costs of additional office space and increases in leasing costs. Legal, accounting and professional fees increased by $201 thousand primarily due to an increase in legal fees. Other operating expenses were lower in the first quarter of 2014 primarily due to a non-recurring expense recorded in the first quarter of 2013.

The financial information which follows provides more detail on the Company's financial performance for the three months ended March 31, 2014 as compared to the three months ended March 31, 2013, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2013 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through eighteen full service branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss the first quarter 2014 financial results on Thursday, April 24, 2014 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 25126457, or by accessing the call on the Company's website, www.eaglebankcorp.com. A replay of the conference call will be available on the Company's website through May 9, 2014.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended March 31,
	2014	2013
Income Statements:
Total interest income	$ 42,837	$ 37,933
Total interest expense	2,830	3,424
Net interest income	40,007	34,509
Provision for credit losses	1,934	3,365
Net interest income after provision for credit losses	38,073	31,144
Noninterest income (before investment gains)	4,455	8,088
Gain on sale of investment securities	8	23
Total noninterest income	4,463	8,111
Total noninterest expense	23,098	20,697
Income before income tax expense	19,438	18,558
Income tax expense	6,939	6,986
Net income	12,499	11,572
Preferred stock dividends	141	141
Net income available to common shareholders	$ 12,358	$ 11,431

Per Share Data (1):
Earnings per weighted average common share, basic	$ 0.48	$ 0.45
Earnings per weighted average common share, diluted	$ 0.47	$ 0.44
Weighted average common shares outstanding, basic	25,927,888	25,518,523
Weighted average common shares outstanding, diluted	26,575,155	26,222,041
Actual shares outstanding	25,975,186	25,728,162
Book value per common share at period end	$ 13.62	$ 11.86
Tangible book value per common share at period end (2)	$ 13.49	$ 11.72

Performance Ratios (annualized):
Return on average assets	1.36%	1.39%
Return on average common equity	14.38%	15.29%
Net interest margin	4.45%	4.20%
Efficiency ratio (3)	51.94%	48.56%

Other Ratios:
Allowance for credit losses to total loans	1.37%	1.52%
Allowance for credit losses to total nonperforming loans	115.67%	137.80%
Nonperforming loans to total loans	1.19%	1.11%
Nonperforming assets to total assets	1.19%	1.12%
Net charge-offs (annualized) to average loans	0.11%	0.33%
Common equity to total assets	9.30%	9.18%
Tier 1 leverage ratio	10.83%	10.39%
Tier 1 risk based capital ratio	11.57%	11.08%
Total risk based capital ratio	13.04%	12.50%
Tangible common equity to tangible assets (2)	9.22%	9.08%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 704,386	$ 579,618
Commercial real estate - owner occupied	$ 320,994	$ 303,561
Commercial real estate - income producing	$ 1,196,405	$ 910,829
1-4 Family mortgage	$ 97,846	$ 69,256
Construction - commercial and residential	$ 593,967	$ 538,071
Construction - C&I (owner occupied)	$ 35,480	$ 34,002
Home equity	$ 108,839	$ 108,570
Other consumer	$ 6,058	$ 4,117

Average Balances (in thousands):
Total assets	$ 3,740,225	$ 3,378,362
Total earning assets	$ 3,647,305	$ 3,331,930
Total loans held for sale	$ 26,592	$ 179,476
Total loans	$ 2,981,917	$ 2,480,862
Total deposits	$ 3,217,916	$ 2,864,305
Total borrowings	$ 102,146	$ 135,315
Total shareholders' equity	$ 405,121	$ 359,859

(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend distributed on June 14, 2013.

(2) The Company considers the following non-GAAP measurements useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders' as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended March 31, 2014	Twelve Months Ended December 31, 2013	Three Months Ended March 31, 2013
Common shareholders' equity	$ 353,782	$ 337,263	$ 305,252
Less: Intangible assets	(3,482)	(3,510)	(3,659)
Tangible common equity	$ 350,300	$ 333,753	$ 301,593

Book value per common share	$ 13.62	$ 13.03	$ 11.86
Less: Intangible book value per common share	(0.13)	(0.14)	(0.14)
Tangible book value per common share	$ 13.49	$ 12.89	$ 11.72

Total assets	$ 3,803,952	$ 3,771,503	$ 3,324,865
Less: Intangible assets	(3,482)	(3,510)	(3,659)
Tangible assets	$ 3,800,470	$ 3,767,993	$ 3,321,206
Tangible common equity ratio	9.22%	8.86%	9.08%

(3) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	March 31, 2014	December 31, 2013	March 31, 2013
Cash and due from banks	$ 8,982	$ 9,577	$ 7,123
Federal funds sold	8,468	5,695	5,811
Interest bearing deposits with banks and other short-term investments	213,501	291,688	257,957
Investment securities available for sale, at fair value	387,790	378,133	318,431
Federal Reserve and Federal Home Loan Bank stock	10,599	11,272	11,154
Loans held for sale	21,862	42,030	132,698
Loans	3,063,975	2,945,158	2,548,024
Less allowance for credit losses	(42,018)	(40,921)	(38,811)
Loans, net	3,021,957	2,904,237	2,509,213
Premises and equipment, net	17,181	16,737	16,094
Deferred income taxes	27,146	28,949	20,661
Bank owned life insurance	40,052	39,738	14,229
Intangible assets, net	3,482	3,510	3,659
Other real estate owned	8,809	9,225	9,199
Other assets	34,123	30,712	18,636
Total Assets	$ 3,803,952	$ 3,771,503	$ 3,324,865

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$ 886,623	$ 849,409	$ 756,177
Interest bearing transaction	106,645	118,580	99,187
Savings and money market	1,861,355	1,811,088	1,456,318
Time, $100,000 or more	196,238	203,706	216,337
Other time	222,828	242,631	284,911
Total deposits	3,273,689	3,225,414	2,812,930
Customer repurchase agreements	66,437	80,471	92,664
Long-term borrowings	39,300	39,300	39,300
Other liabilities	14,144	32,455	18,119
Total liabilities	3,393,570	3,377,640	2,963,013

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at March 31, 2014, December 31, 2013 and March 31, 2013	56,600	56,600	56,600
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 25,975,186, 25,885,863 and 23,389,238 respectively	255	253	228
Warrant	946	946	946
Additional paid in capital	244,332	242,990	181,993
Retained earnings	108,751	96,393	117,577
Accumulated other comprehensive (loss) income	(502)	(3,319)	4,508
Total Shareholders' Equity	410,382	393,863	361,852
Total Liabilities and Shareholders' Equity	$ 3,803,952	$ 3,771,503	$ 3,324,865

Eagle Bancorp, Inc.
Consolidated Statements of Operations (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended March 31,
Interest Income	2014	2013
Interest and fees on loans	$ 40,363	$ 36,024
Interest and dividends on investment securities	2,333	1,696
Interest on balances with other banks and short-term investments	138	209
Interest on federal funds sold	3	4
Total interest income	42,837	37,933
Interest Expense
Interest on deposits	2,412	2,940
Interest on customer repurchase agreements	38	69
Interest on long-term borrowings	380	415
Total interest expense	2,830	3,424
Net Interest Income	40,007	34,509
Provision for Credit Losses	1,934	3,365
Net Interest Income After Provision For Credit Losses	38,073	31,144

Noninterest Income
Service charges on deposits	1,192	1,285
Gain on sale of loans	1,843	5,649
Gain on sale of investment securities	8	23
Increase in the cash surrender value of bank owned life insurance	314	94
Other income	1,106	1,060
Total noninterest income	4,463	8,111
Noninterest Expense
Salaries and employee benefits	13,608	11,200
Premises and equipment expenses	3,089	2,800
Marketing and advertising	462	347
Data processing	1,588	1,539
Legal, accounting and professional fees	974	773
FDIC insurance	544	582
Other expenses	2,833	3,456
Total noninterest expense	23,098	20,697
Income Before Income Tax Expense	19,438	18,558
Income Tax Expense	6,939	6,986
Net Income	12,499	11,572
Preferred Stock Dividends	141	141
Net Income Available to Common Shareholders	$ 12,358	$ 11,431

Earnings Per Common Share (1)
Basic	$ 0.48	$ 0.45
Diluted	$ 0.47	$ 0.44

(1) Per share amounts have been adjusted to give effect to the 10% common stock dividend distributed on June 14, 2013.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2014			2013
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 230,272	$ 138	0.24%	$ 346,291	$ 209	0.24%
Loans held for sale (1)	26,592	266	4.00%	179,476	1,485	3.31%
Loans (1) (2)	2,981,917	40,097	5.45%	2,480,862	34,539	5.65%
Investment securities available for sale (2)	401,096	2,333	2.36%	316,870	1,696	2.17%
Federal funds sold	7,428	3	0.16%	8,431	4	0.19%
Total interest earning assets	3,647,305	42,837	4.76%	3,331,930	37,933	4.62%

Total noninterest earning assets	134,570			84,383
Less: allowance for credit losses	41,650			37,951
Total noninterest earning assets	92,920			46,432
TOTAL ASSETS	$ 3,740,225			$ 3,378,362

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 113,984	$ 63	0.22%	$ 104,798	$ 83	0.32%
Savings and money market	1,838,306	1,493	0.33%	1,421,035	1,526	0.44%
Time deposits	429,595	856	0.81%	524,515	1,331	1.03%
Total interest bearing deposits	2,381,885	2,412	0.41%	2,050,348	2,940	0.58%
Customer repurchase agreements	62,846	38	0.25%	96,015	69	0.29%
Long-term borrowings	39,300	380	3.87%	39,300	415	4.22%
Total interest bearing liabilities	2,484,031	2,830	0.46%	2,185,663	3,424	0.64%

Noninterest bearing liabilities:
Noninterest bearing demand	836,031			813,957
Other liabilities	15,042			18,883
Total noninterest bearing liabilities	851,073			832,840

Shareholders' equity	405,121			359,859
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 3,740,225			$ 3,378,362

Net interest income		$ 40,007			$ 34,509
Net interest spread			4.30%			3.98%
Net interest margin			4.45%			4.20%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $2.4 million and $1.9 million for the three months ended March 31, 2014 and 2013, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
Income Statements:	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Total interest income	$ 42,837	$ 41,652	$ 39,724	$ 37,985	$ 37,933	$ 38,164	$ 36,636	$ 34,575
Total interest expense	2,830	2,938	3,021	3,121	3,424	3,427	3,328	3,561
Net interest income	40,007	38,714	36,703	34,864	34,509	34,737	33,308	31,014
Provision for credit losses	1,934	2,508	1,372	2,357	3,365	4,139	3,638	4,443
Net interest income after provision for credit losses	38,073	36,206	35,331	32,507	31,144	30,598	29,670	26,571
Noninterest income (before investment gains/losses & extinguishment of debt)	4,455	4,308	5,236	7,065	8,088	6,135	4,916	4,293
Gain/(loss) on sale of investment securities	8	(4)	--	--	23	(75)	464	148
Loss on early extinguishment of debt	--	--	--	--	--	--	(529)	--
Total noninterest income	4,463	4,304	5,236	7,065	8,111	6,060	4,851	4,441
Salaries and employee benefits	13,608	12,759	12,187	11,335	11,200	12,164	10,807	10,289
Premises and equipment	3,089	2,974	3,222	2,927	2,800	2,677	2,562	2,469
Marketing and advertising	462	519	426	394	347	419	497	557
Other expenses	5,939	5,272	5,838	6,029	6,350	5,065	5,241	5,222
Total noninterest expense	23,098	21,524	21,673	20,685	20,697	20,325	19,107	18,537
Income before income tax expense	19,438	18,986	18,894	18,887	18,558	16,333	15,414	12,475
Income tax expense	6,939	6,983	7,137	7,212	6,986	6,135	5,739	4,692
Net income	12,499	12,003	11,757	11,675	11,572	10,198	9,675	7,783
Preferred stock dividends	141	141	142	142	141	141	142	142
Net income available to common shareholders	$ 12,358	$ 11,862	$ 11,615	$ 11,533	$ 11,431	$ 10,057	$ 9,533	$ 7,641

Per Share Data (1):
Earnings per weighted average common share, basic	$ 0.48	$ 0.46	$ 0.45	$ 0.45	$ 0.45	$ 0.40	$ 0.41	$ 0.34
Earnings per weighted average common share, diluted	$ 0.47	$ 0.45	$ 0.44	$ 0.44	$ 0.44	$ 0.39	$ 0.40	$ 0.33
Weighted average common shares outstanding, basic	25,927,888	25,835,054	25,784,287	25,742,185	25,518,523	24,915,837	23,158,050	22,327,796
Weighted average common shares outstanding, diluted	26,575,155	26,495,545	26,426,093	26,334,355	26,222,041	25,601,623	23,766,606	22,888,151
Actual shares outstanding	25,975,186	25,885,863	25,799,220	25,764,542	25,728,162	25,250,378	24,244,007	22,650,356
Book value per common share at period end	$ 13.62	$ 13.03	$ 12.62	$ 12.14	$ 11.86	$ 11.62	$ 11.05	$ 10.32

Performance Ratios (annualized):
Return on average assets	1.36%	1.33%	1.35%	1.41%	1.39%	1.25%	1.27%	1.08%
Return on average common equity	14.38%	14.07%	14.37%	14.75%	15.29%	13.95%	15.20%	13.52%
Net interest margin	4.45%	4.40%	4.31%	4.27%	4.20%	4.31%	4.44%	4.39%
Efficiency ratio (2)	51.94%	50.03%	51.68%	49.33%	48.56%	49.82%	50.07%	52.28%

Other Ratios:
Allowance for credit losses to total loans (3)	1.37%	1.39%	1.42%	1.47%	1.52%	1.50%	1.48%	1.47%
Nonperforming loans to total loans (3)	1.19%	0.84%	0.98%	0.87%	1.11%	1.23%	1.35%	1.42%
Nonperforming assets to total assets	1.19%	0.90%	1.11%	1.05%	1.12%	1.06%	1.25%	1.26%
Net charge-offs (annualized) to average loans (3)	0.11%	0.18%	0.20%	0.24%	0.33%	0.37%	0.36%	0.40%
Tier 1 leverage ratio	10.83%	10.93%	10.89%	10.81%	10.39%	10.44%	10.36%	9.63%
Tier 1 risk based capital ratio	11.57%	11.53%	11.61%	11.12%	11.08%	10.80%	10.76%	10.02%
Total risk based capital ratio	13.04%	13.01%	13.12%	12.53%	12.50%	12.20%	12.24%	11.53%

Average Balances (in thousands):
Total assets	$ 3,740,225	$ 3,576,715	$ 3,467,193	$ 3,331,677	$ 3,378,362	$ 3,247,498	$ 3,022,584	$ 2,888,188
Total earning assets	$ 3,647,305	$ 3,485,546	$ 3,383,547	$ 3,279,034	$ 3,331,930	$ 3,203,462	$ 2,977,950	$ 2,844,491
Total loans held for sale	$ 26,592	$ 27,767	$ 63,579	$ 91,781	$ 179,476	$ 186,122	$ 158,011	$ 95,734
Total loans	$ 2,981,917	$ 2,867,955	$ 2,668,429	$ 2,557,811	$ 2,480,862	$ 2,442,418	$ 2,346,046	$ 2,246,644
Total deposits	$ 3,217,916	$ 3,038,949	$ 2,939,705	$ 2,810,033	$ 2,864,305	$ 2,748,567	$ 2,572,022	$ 2,447,985
Total borrowings	$ 102,146	$ 126,409	$ 136,590	$ 137,337	$ 135,315	$ 137,525	$ 132,955	$ 150,644
Total stockholders' equity	$ 405,121	$ 391,036	$ 377,246	$ 370,302	$ 359,859	$ 343,401	$ 306,072	$ 284,040

(1) Per share amounts and the number of outstanding shares have been adjusted to give effect to the 10% common stock dividend distributed on June 14, 2013.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
CONTACT: EAGLE BANCORP, INC.
         Michael T. Flynn
         301.986.1800